                                                                    EXHIBIT 12.1

                          ARCHSTONE COMMUNITIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in thousands)

                                  (Unaudited)


                                      Six Months Ended June 30,                Twelve Months Ended December 31,
                                      ------------------------  -------------------------------------------------------------
                                        1999          1998        1998       1997/(1)/        1996         1995         1994
                                      --------      -------     --------     ---------      --------     --------     -------
Earnings from operations.......       $ 81,745      $57,347     $133,926     $24,686        $ 94,089     $ 81,696     $46,719
Add:
  Interest expense.............         56,041       31,629       83,350      61,153          35,288       19,584      19,442
                                      --------      -------     --------     -------        --------     --------     -------
Earnings as adjusted...........       $137,786      $88,976     $217,276     $85,839        $129,377     $101,280     $66,161
                                      ========      =======     ========     =======        ========     ========     =======
Fixed charges:
  Interest expense.............       $ 56,041      $31,629     $ 83,350     $61,153        $ 35,288     $ 19,584     $19,442
  Capitalized interest.........         17,739       11,078       29,942      17,606          16,941       11,741       6,029
                                      --------      -------     --------     -------        --------     --------     -------
     Total fixed charges.......       $ 73,780      $42,707     $113,292     $78,759        $ 52,229     $ 31,325     $25,471
                                      ========      =======     ========     =======        ========     ========     =======
Ratio of earnings to fixed
 charges.......................            1.9          2.1          1.9         1.1             2.5          3.2         2.6
                                      ========      =======     ========     =======        ========     ========     =======

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.